FIRST SCIENTIFIC, INC.
                       1877 West 2800 South, Suite 200
                              Ogden, Utah 84401



                               PROXY STATEMENT


                INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

 The enclosed Proxy is solicited on behalf of the Board of Directors of First Scientific, Inc., a Delaware corporation (the "Company") for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on Friday, September 24, 1999, beginning at 10:00 a.m., local time (MDT), or at any adjournment(s) thereof. The purposes of the meeting are set forth herein and in the accompanying Notice of Annual Meeting of Shareholders.
The Annual Meeting will be held at the Little America Hotel, 500 Main Street, Salt Lake City, Utah. This Proxy Statement and accompanying materials are being mailed on or about September 3, 1999. The Company will bear the cost of this solicitation.

RECORD DATE

 Shareholders of record of the Company's Common Stock at the close of business on August 31, 1999 are entitled to notice of and to vote at the meeting. At the record date, 20,169,770 shares of the Company's Common Stock, $.001 par value, were issued and outstanding. Shareholders holding at least one-third of the outstanding shares of Common Stock represented in person or by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting.

REVOCABILITY OF PROXIES

     Shareholders may revoke any appointment of proxy given pursuant to this solicitation by delivering the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person. An appointment of proxy is revoked upon the death or incapacity of the shareholder if the Secretary or other officer of the Company authorized to tabulate votes receives notice of such death or incapacity before the proxy exercises its authority under the appointment.

VOTING AND SOLICITATION

     Each shareholder will be entitled to one vote for each share of Common Stock held at the record date. Assuming a quorum is present, a plurality of votes cast by the shares entitled to vote in the election of directors will be required to elect each director. The principal executive offices of the Company are located at 1877 West 2800 South, Suite 200, Ogden, Utah 84401. In addition to the use of the mails, proxies may be solicited personally, by telephone, or by facsimile, and the Company may reimburse brokerage firms and other persons holding shares in the Company in their names or those of their nominees for their reasonable expenses in forwarding soliciting materials to the beneficial owners.


                            ELECTION OF DIRECTORS

                                  PROPOSAL 1

NOMINEES

     The Company's Bylaws do not limit the number of persons serving on the Company's Board of Directors, and it is contemplated that a board of five
(5) directors will be elected at the Annual Meeting. The Board of Directors recommends that the shareholders vote "FOR" the election of the five (5) director nominees listed below. Assuming a quorum is present, a plurality of votes cast by the shares entitled to vote in the election of directors will be required to elect each director. Unless otherwise instructed, the proxy holders will vote the proxies received by them for management's five nominees named below, all of whom are presently directors of the Company.

     In the event that any management nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated as directors, the proxy holders intend to vote all proxies received by them in such a manner as will ensure the election of as many of the nominees listed below as possible. It is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of shareholders and until such person's successor has been elected and qualified. Officers are appointed by the Board of Directors and serve at the discretion of the board.

     The name and certain information regarding each nominee is set forth below. See also "Certain Relationships and Related Transactions."

    Name                        Age  Director Since Position with the Company
    ----------------           ----  -------------- -------------------------

   Douglas R. Warren            66        1998      President, Chief
                                                    Executive Officer and
                                                    Director
   Edward B. Walker             46        1998      Director of Research and
                                                    Development and Director
   Jerral R. Pulley             64        1998      Director
   Peter J. Sundwall Jr., M.D.  34        1998      Director
   Darrell J. Saunders, D.D.S.  65        1998      Director

   The following biographical information is furnished with respect to each of the five nominees:

   Douglas R. Warren, has been President of the Company since its acquisition of Linco Industries, Inc., of which he was one of the founders. As President of Linco, he directed all aspects of operations including manufacturing, distribution and sales. Prior to the acquisition of Linco by the Company, Mr. Warren developed several important business relationships within suppliers and potential customers.

   Edward B. Walker, is a native of Ogden, Utah. He graduated from Weber State University and obtained his PhD in chemistry from Texas Tech University. After completing a post-doctoral fellowship in the Stanford University Department of Biochemical Pharmacology, Dr. Walker returned to Weber State University in 1981, where he is currently a professor of chemistry and Director of the Utah Center of Excellence for Chemical Technology. Dr. Walker's basic research interests over the years have focused on the biochemistry of natural products, and their effects on living systems. In addition, he spends a significant portion of his time in applied research, helping Utah inventors and corporations develop new and enhanced products, refine their quality assurance programs, and improve manufacturing methods. Dr. Walker has been issued various U.S. and foreign patents for his inventions, ranging from novel drugs derived from plants to flow cells used in spectrophotometers. Dr. Walker has received the Utah Governor's Medal for Science and Technology, Weber State University's Master Teacher Award, and is a Cortez Professor in the Honors Program at WSU. He has authored many scientific publications and two university-level chemistry textbooks.

   Jerral R. Pulley, is an experienced executive skilled at providing strategic direction and innovative marketing solutions. Mr. Pulley is a partner in the consulting firm, The Client Synergy Group, and immediately prior to that while in Boston, he served as Senior Vice President and General Manager of S.C. Publishing 1995-1997 and 1990-1994 as CEO of Polymerics, a leading art/craft company with $90 million in revenue. Mr. Pulley's background includes serving in senior executive roles at several prominent corporations including: Binnery & Smith (Crayola), as VP Corporate Development; Ryder, as Senior VP Strategic Planning/Corporate Development; Bordon, Group VP (Consumer Products Division); Life Savers, EVP; Pepsico, VP Marketing Planning. Mr. Pulley also spent twelve years at Procter & Gamble where his last assignment was starting up a Toilet Goods Division in the United Kingdom. Mr. Pulley has served on several Boards of Directors and presently is a Director of The Thorsden Group, Ltd., a software provider in Salt lake City, and Vice Chairman of the Henry's Fork Foundation, a non-profit organization concerned with proper watershed stewardship. Mr. Pulley holds a B.S. from the University of Utah and an MBA from UCLA.

   Dr. Peter V. Sundwall Jr., M.D., graduated Cum laude from the University of Utah with a degree in Psychology. He went on to earn a Masters degree in Educational Psychology from the University of Utah. Dr. Sundwall received his Doctor of Medicine degree from the University of Utah Medical School where he graduated with Honors in Family Medicine and received the Golden Cane award for excellence in patient care. Dr. Sundwal1 completed his Family Practice Residency at St. Peters Hospital in O1ympia, Washington. Currently he is practicing Family Medicine at Intermountain Health Care in Highland, Utah.

    Dr. Darrel J. Saunders, is a native of Ogden, Utah. He graduated from the University of Nebraska with a D.D.S. degree in 1961. Dr. Saunders has practiced dentistry in Ogden, Utah since the 1960s. He was a L.C.D.R. in the Navy Reserve, serving as the Dental Officer for 12 years. Dr. Saunders was a member of the Ogden City Public Works Advisory Committee and served twice as a District Chairman for the Boy Scouts. He was a member of the Executive Committee for the Lake Bonneville Council of the BSA. He served on the Ogden City Council for 18 years, serving one term as Assistant Mayor and another as Chairman of the City Council. Dr. Saunders also was on the Board of Directors for the Utah League of Cities and Towns and was a member and Chairman of the Board for the Central Weber Sewer District. He was recently appointed by the mayor of Ogden to serve on the Sesquicentennial Advisory Committee to help plan the activities for Ogden's sesquicentennial celebration in 2001.

BOARD MEETINGS AND COMMITTEES BOARD MEETINGS AND COMMITTEES

   The Board of Directors held one meeting during the fiscal year ended December 31, 1998. The Audit Committee of the Board of Directors consists of director Darrell J. Saunders, Peter Sundwall and Gordon M. Davis, Vice President Administration/Chief Financial Officer of the Company. The Audit Committee is primarily responsible for reviewing the services performed by the Company's independent public accountants and internal audit department and evaluating the Company's accounting practices and procedures and its system of internal accounting controls. The Compensation Committee of the Board of Directors consists of director Sundwall and of Charles L. Crittenden. The Compensation Committee is primarily responsible for reviewing compensation of executive officers. The Stock Option Committee consists of Darrell Saunders and Charles L. Crittenden and is responsible for overseeing the granting of stock options. No director attended fewer than 75% of all meetings of the Board of Directors during the 1998 fiscal year.

   Pursuant to the Nasdaq corporate governance requirements recently made applicable to Nasdaq SmallCap Market companies, the Company must have (i) a minimum of two independent directors; (ii) an audit committee with a majority of independent directors; and (iii) an annual stockholders meeting.
 The Company has and can presently satisfy each of these requirements. Messrs. Saunders and Sundwall qualify as independent directors.

EXECUTIVE COMPENSATION

 The following table sets forth, for each of the last three fiscal years the compensation received by Douglas R. Warren, the Company's President and Chief Executive Officer, and all other executive officers and directors (collectively, the "Named Executive Officers") at December 31, 1998 whose salary and bonus for all services in all capacities exceed $100,000 for the fiscal year ended December 31, 1998.

                                                                                      Long-Term Compensation
                                                                        ------------------------------------------------
                                         Annual Compensation                    Awards                    Payouts
                                  ----------------------------------    ----------------------  ------------------------
                                                            Other                   Securities    Long-
                                                            Annual      Restricted  Underlying     Term       All Other
   Name and                                              Compensation     Stock      Options/   Incentive    Compensation
Principal Position     Year       Salary($)   Bonus ($)        ($)       Awards($)    SARs(#)    Payout($)       ($)
------------------     ----       ---------   ---------  ------------  -----------  ----------  ----------  -------------
Douglas R. Warren,     1998       $ 29,298      $  -        $  -            -         120,000        -            -
 President and Chief
 Executive Officer

Jerral R. Pulley,      1998           -            -        $50,000         -       1,000,000        -            -
 Chairman of the Board


         The following table sets forth information concerning the exercise of options to acquire shares of the Company's Common Stock by the Named Executive Officers during the fiscal year ended December 31, 1998, as well as the aggregate number and value of unexercised options held by the Named Executive Officers on December 31, 1998.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
   OPTION/SAR VALUES

                                             Number of Securiites Underlying      Value of Unexercised
                                                Unexercised Options/SARs       In-the-Money Options/SARs at
                                                 At December 31, 1998(#)        December 31, 1998 ($)
                                            --------------------------------   ------------------------
                     Shares
                    Acquired
                  on Exercise    Value
      Name           (#)       Realized($)   Exercisable      Unexercisable    Exercisable  Unexercisable
 -----------------   -----    -----------   ------------      -------------    -----------  -------------
 Douglas R. Warren    None       N/A              48,000              72,000         -             -
 Jarral R. Pulley     None       N/A             100,000             900,000         -             -


DIRECTOR COMPENSATION

     The outside directors were each granted stock options to purchase shares of the Company's Common Stock at an exercise price of $0.75 per share as follows: Director Pulley 1,000,000 shares and director Sundwall 50,000 shares. The options were valued at their fair value of $174,194 on the grant date, which amount will be recognized by the Company as the options vest. Accordingly, $90,138 was charged to operations during the year ended December 31, 1998. The Company will recognize $61,936 and $22,120 as a charge to operations during the years ending December 31, 1999 and 2000 respectively. Outside directors are also reimbursed for their expenses in attending board and committee meetings. Directors are not precluded from serving the Company in any other capacity and receiving compensation therefor.

1998 STOCK OPTION PLAN

     The Company adopted a 1998 Stock Incentive Plan (the "Plan") for officers, directors, employees, and consultants of the Company on December 28, 1998 The Plan authorized the granting of stock options ("Plan Options") to purchase an aggregate of not more than 2,500,000 shares of the Company's Common Stock. On December 31, 1998, options for 265,000 shares were granted, 120,000 options were granted to the Company's President and Executive Officer (Douglas R. Warren), 60,000 options were granted to the Vice President Administration/Chief Financial Officer (Gordon M. Davis) and the Vice President Operations (Reed J. Tanner) and 25,000 options were granted to the Accounting Manager (Mark Faerber). During August 1999 250,000 options were granted to the Company's new Vice President of Sales and Marketing (Randall L. Hales), 100,000 options were granted to the Company's President and Executive Office (Douglas R. Warren), 50,000 options were granted to the Vice President Administration/Chief Financial Officer (Gordon M. Davis), and the Vice President Operations (Reed J. Tanner) and 20,000 options were granted to the Accounting Manager (Mark Faerber) under the Plan. There are presently options to purchase 735,000 shares of Common Stock outstanding under the Plan.

     The Plan is administered by the Stock Option Committee. In general, the Stock Option Committee will select the person to whom options will be granted and will determine, subject to the terms of the Plan, the number, exercise, and other provisions of such options. Options granted under the Plan will become exercisable at such times as may be determined by the Stock Option Committee. Plan Options granted may be either incentive stock options ("ISOs"), as such term is defined in the Internal Revenue Code, or non-qualified stock options. ISOs may only be granted to persons who are employees of the Company. Non-qualified stock options may be granted to any person, including, but not limited to, employees of the Company, independent agents, consultants, as the Stock Option Committee believes has contributed, or will contribute, to the success of the Company. The Stock Option Committee shall determine the exercise price of options granted under the Plan, provided that, in the case of ISOs, such price may not be less than 100% (110% in the case of ISOs granted to holders of 10% of voting power of the Company's stock) of the fair market value (as defined in the Plan) of the Common Stock on the date of grant. The aggregate fair market value (determined at the time of option grant) of stock with respect to which ISOs become exercisable for the first time in any year cannot exceed $100,000.

     The term of each Option shall not be more than 10 years (five years in the case of ISOs granted to holders of 10% of the voting power of the Company's stock) from the date of grant. The Board of Directors has a right to amend, suspend or terminate the Plan at any time; provided, however, that unless ratified by the Company's shareholders, no amendment or change in the Plan will be effective which would increase the total number of shares which may be issued under the Plan, materially increase the benefits accruing to persons granted under the Plan or materially modify the requirements as to eligibility and participation in the Plan. No amendment, supervision or termination of the Plan shall, without the consent of an employee to whom an option shall heretofore have been granted, affect the rights of such employee under such option.

EMPLOYMENT AGREEMENTS

     The Company entered into an employment agreement with Randall L. Hales which commenced on May 1, 1999 and expires on April 30, 2000. The agreement requires the employee to devote substantially all of his working time to the Company, provides that he may be terminated for "cause" (as provided in the agreement) and prohibits him from competing with the Company for two years following the termination of his employment agreement. The agreement provides for the payment of an initial base salary of $85,000 to Mr. Hales, sales commissions and for 250,000 stock options, salary increases and bonuses as shall be determined at the discretion of the Board of Directors.

LIMITATION OF LIABILITY AND INDEMNIFICATION

The Company was incorporated in Delaware on June 11,1992. The Company's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. This provision is intended to allow the directors the benefit of Delaware General Corporation Law which provides that directors of Delaware corporations may be relieved of monetary liabilities for breach of their fiduciary duties as directors, except under certain circumstances, including breach of their duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, unlawful payments of dividends or unlawful stock repurchases or redemptions or any transaction from which the director derived an improper personal benefit. The Company's Bylaws provide that it shall indemnify its officers and directors to the fullest extent provided by Delaware law. The Bylaws authorize the use of indemnification agreements and the Company has entered into such agreements with each of its directors and executive officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During 1998, one-year renewable agreements were entered into with two directors of the Company, one for $10,000 per month, effective August 1, 1998 for marketing and sales consulting, and one for $7,000 per month, effective August 1, 1998, for consulting on product research, development and testing. These two contracts continue on a month-to-month basis.

     A Note payable with a director/shareholder in the amount of $40,173 was paid, and notes payable together with accrued interest to shareholders in the amount of $90,000 were converted to equity without additional issuance of common stock.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES AND EXCHANGE ACT OF 1934

     Section 16(a) of the Securiites Exchange Act of 1934 requires the Company's executive officers, directors and persons who own more than 10% of any class of the Company's Common Stock to file initial reports of ownership and reports of changes of ownership of the Company's Common Stock. During fiscal 1998, Walker, Warren, Saunders and Crittenden, directors of the Company, through an oversight, each filed one late stock purchase transaction report covering one transaction each.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to beneficial ownership of the Company's Common Stock as of June 30, 1999 for
(i) each executive officer of the Company, (ii) each director, (iii) each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares, and (iv) all directors and officers as a group.

                                                        Percent of
  Name and Address              Number of Shares         Ownership
 -----------------              ----------------        -----------
 Edward B. Walker                  5,794,782               28.0%
 Douglas R. Warren (1)             2,419,450               11.7%
 Darrell J. Saunders               2,371,450               11.5%
 Charles L. Crittenden             2,371,450               11.5%
 Jehu Hand                         1,660,330                8.0%
 Jerral Pulley (2)                   400,000                1.9%
 Peter Sundwall (3)                   50,000                0.2%
 All officers and directors as
  a group (7 persons) (4)         11,083,682               53.5%

     The percentages set forth above have been computed based on 20,714,770 shares, which is the number of shares of the Common Stock outstanding and exercisable options held by officers and directors outstanding as of December 31, 1998.

  (1) Includes 48,000 shares issuable upon presently exercisable options.
  (2) Includes 400,000 shares issuable upon presently exercisable non-qualified options and options which become exercisable in the next 60 days.
  (3) Includes 50,000 shares issuable upon presently exercisable options and options which become exercisable in the next 60 days.
  (4) Includes 546,000 shares issuable upon presently exercisable options and options which become exercisable in the next 60 days.

PROPOSED RATIFICATION AND APPROVAL OF THE ADOPTION OF 1998 STOCK INCENTIVE PLAN AND THE ALLOCATION OF 2,500,000 STOCK OPTIONS FOR OFFICERS, DIRECTORS, EMPLOYEES AND CONSULTANTS

                                  PROPOSAL 2
The proposal would ratify and approve the adoption by the Company's Board of Directors of the First Scientific, Inc. 1998 Stock Option Plan, and the allocation of 2,500,000 stock options to purchase an aggregate of shares of Common Stock at an initial exercise price of $0.75 per share, or such greater price as fixed by the Board of Directors from time to time. Said options may be granted to officers, directors, key employees and consultants of the Company as provided in said Plan. The options may be exercised at any time not later than ten years from the date of such grant. The options contain provisions that protect the holders against dilution by adjustment of the exercise price per share and the number of shares issuable upon exercise thereof upon the occurrence of certain events, including stock dividends, stock splits, mergers and the sale of substantially all of the Company's assets. The options are to be exercised by delivering to the Company payment of the purchase price of the shares to be purchased or by delivering shares of the Company's stock already owned by the holder and having a fair market value on the date of exercise equal to the exercise price of the option, or a combination of such shares and cash.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE STOCK OPTION PLAN AND ALLOCATION OF SHARES.


         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANT

                                  PROPOSAL 3

The independent public accounting firm of Hansen, Barnett & Maxwell has been the Company's independent accountants and auditors since fiscal year 1998. The Audit Committee has recommended and the Board of Directors has appointed Hansen, Barnett & Maxwell for purposes of auditing the consolidated financial statements of the Company for the fiscal year ending December 31, 1999. It is anticipated that representatives of Hansen, Barnett & Maxwell will be present at the Annual Meeting and will be provided an opportunity to make a statement if they desire, and to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF HANSEN, BARNETT & MAXWELL AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR FISCAL 1999.

                            ADDITIONAL INFORMATION

     The Company will provide without charge to any person from whom a Proxy is solicited by the Board of Directors, upon the written request of such person, a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, excluding certain exhibits thereto, as filed with the Securities and Exchange Commission. Written requests for such information should be directed to Gordon M. Davis, Vice President Administration/Chief Financial Officer, First Scientific, Inc., 1877 West 2800 South, Suite 200, Ogden, Utah 84401.

                                OTHER MATTERS

As of the date of this Proxy Statement, the Company knows of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. However, if any other matters are properly brought before the meeting, it is the intention of the persons named as proxies in the accompanying Proxy to vote the shares they represent on such business in accordance with their best judgment. In order to assure the presence of the necessary quorum and to vote on the matters to come before the Annual Meeting, please indicate your choices on the enclosed Proxy and date, sign and return it promptly in the postage pre-paid envelope provided.
 The signing and delivery of a Proxy by no means prevents you from attending the Annual Meeting.

                             By order of the Board of Directors,

                              /s/   Douglas R. Warren
                             -----------------------------------
                             Douglas R. Warren
                             President and Chief Executive Office

September 2, 1999